Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-30639) of Griffin Land & Nurseries, Inc. of our report dated February 24, 2005 relating to the consolidated financial statements which appears in Item 8 of this Form 10-K of Griffin Land & Nurseries, Inc. for the fiscal year ended November 27, 2004. We also consent to the incorporation by reference in such Registration Statement on Form S-8 of our report dated February 24, 2005 relating to the financial statement schedules, which appears in Item 15 of this Form 10-K of Griffin Land & Nurseries, Inc. for the fiscal year ended November 27, 2004.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut February 24, 2005